Exhibit 10.1

AGREEMENT effective as of July 11, 2005 between AVNET, INC., a New York corporation with a principal place of business at 2211 South 47th Street, Phoenix, Arizona 85034 (“Avnet”) and Steve Phillips, having an office at 2211 South 47th Street, Phoenix, Arizona 85034 (“Phillips”).

W I T N E S S E T H

1. Employment, Salary, Benefits.

1.1 Employment. Avnet agrees to employ Phillips and Phillips agrees to accept employment upon the terms and conditions hereinafter set forth.

1.2 Term.

Phillips’ employment pursuant to this Agreement shall commence on July 11, 2005 and subject to earlier termination as provided in Section 2 below, shall continue for a period of one (1) year (until July 10, 2006, the “Initial Term”). Unless Phillips provides Avnet written notice at least thirty (30) days prior to the expiration of the Initial Term advising Avnet that Phillips does not intend to renew the Agreement as hereinafter described, then after July 10, 2006 employment shall continue until terminated by either party provided, however, that the party desiring to terminate the employment arrangement gives written notice thereof to the other not less than one (1) year prior to the date of actual termination of employment (“Notice Period”). By way of example, should Phillips desire not to renew after the Initial Term, such notice would have to be given no later than June 10, 2006. Thereafter (if not so terminated by Phillips at the end of the Initial Term), by way of example, if either Avnet or Phillips should desire to terminate the employment on July 10, 2008 such notice would have to be given not later than July 10, 2007.

1.3 Duties. Phillips is hereby engaged in an executive capacity and shall perform such duties for Avnet, or Avnet’s subsidiaries, divisions and operating units as may be assigned to him from time to time by the Chief Operational Excellence Officer. Phillips is currently engaged as Senior Vice President and Chief Information Officer. If Phillips is elected an officer or a director of Avnet or any subsidiary or division thereof, he shall serve as such without additional compensation.

1.4 Compensation. For all services to be rendered by Phillips and for all covenants undertaken by him pursuant to the Agreement, Avnet shall pay and Phillips shall accept such compensation (including base salary and incentive compensation) as shall be agreed upon in writing from time to time between Avnet and Phillips. In the event Phillips’s employment hereunder is terminated by the one (1) year notice provided for in Section 1.2 above and Avnet and Phillips fail to agree upon compensation during all or any portion of the one (1) year notice period prior to termination, then Phillips’s compensation (base salary and incentive compensation) during such portion of the notice period shall be equal to the cash compensation earned by Phillips during the four completed fiscal quarters preceding the date on which notice is given; and upon such termination (after a one-year notice) Phillips shall not be entitled to severance payments under any Avnet severance plan. In the alternative event that at least 30 days prior to the end of the Initial Term, Phillips notifies Avnet that he intends not to renew as described in 1.2 above, Phillips shall effective July 11, 2006 (the end of the Initial Term) revert to employee at will status (with employment terminable at any time by either Avnet or Phillips) and the provision in 1.2 above requiring a one-year notice shall not apply; and upon a subsequent termination of employment, Phillips shall be entitled if otherwise eligible to payments under any then-applicable Avnet severance plan. Notwithstanding anything to the contrary, in the event Phillips’s employment is terminated pursuant to 2.1 or 2.2 below, then the one-year notice provided in 1.2 above shall not be applicable and Phillips shall not be entitled to any severance pay benefit.

1.5 Other Compensation on Termination. Upon termination of this Agreement, Phillips shall be entitled to receive only such compensation as had accrued and was unpaid to the effective date of termination. If the termination occurs other than at the end of a fiscal year of Avnet, the compensation payable to Phillips (including base salary and incentive compensation) shall bear the same ratio to a full fiscal year’s remuneration as the number of days for which Phillips shall be entitled to remuneration bears to 365 days.

1.6 Additional Benefits. In addition to the compensation described in Subsection 1.4, Phillips shall be entitled to:

a.	In addition to the Company recognized holidays, Phillips shall be entitled to twenty-five (25) working days of paid vacation in each calendar year. Upon termination, Phillips shall be entitled to payment of any accrued, but unused vacation time, calculated using base salary rate of pay.

b.	Phillips will be eligible to participate in the group insurance, retirement and other benefits (except for severance pay benefit which the one-year termination notice described above is intended to replace) as are afforded to personnel of Avnet’s United States based employees generally and which are in effect from time to time. Phillips is also eligible to participate in Avnet’s long-term incentive plan and Avnet’s executive health improvement program. It is understood that Avnet does not by reason of this Agreement obligate itself to provide any such benefits to such personnel.

2. Early Termination.

2.1 Death or Disability. Phillips’s employment hereunder shall terminate on the date of Phillips’s death or upon Phillips suffering mental or physical injury, illness or incapacity that renders him unable to perform his customary duties hereunder on a full-time basis for a period of 365 substantially consecutive days, on the 365th such day. The opinion of a medical doctor licensed to practice in the State of Arizona (or such other state wherein Phillips then resides) and having Board certification in his or her field of specialization or the receipt of or entitlement of Phillips to disability benefits under any policy of insurance provided or made available by Avnet or under federal Social Security laws, shall be conclusive evidence of such disability.

2.2 Cause. Phillips’s employment hereunder may also be terminated by Avnet at any time prior to the expiration of the term hereof without notice for cause, including, but not limited to, Phillips’s gross misconduct, breach of any material term of this Agreement, willful breach, habitual neglect or wanton disregard of his duties, or conviction of any criminal act.

3. Competitive Employment.

3.1 Full time. Phillips shall devote his full time, best efforts, attention and energies to the business and affairs of Avnet and shall not, during the term of his employment, be engaged in any other activity which, in the sole judgment of Avnet, will interfere with the performance of his duties hereunder.

3.2 Non-Competition. While employed by Avnet or any subsidiary, division or operating unit of Avnet, Phillips shall not, without the written consent of the Chief Executive Officer of Avnet, directly or indirectly (whether through his spouse, child or parent, other legal entity or otherwise): own, manage, operate, join, control, participate in, invest in, or otherwise be connected with, in any manner, whether as an officer, director, employee, partner, investor, shareholder, consultant, lender or otherwise, any business entity which is engaged in, or is in any way related to or competitive with the business of Avnet, provided, however, notwithstanding the foregoing Phillips shall not be prohibited from owning, directly or indirectly, up to 5% of the outstanding equity interests of any company or entity the stock or other equity interests of which is publicly traded on a national securities exchange or on the NASDAQ over-the-counter market.

3.3 Non-Solicitation. Phillips further agrees that he will not, at any time while employed by Avnet or any subsidiary, division or operating unit of Avnet and for a period of one year after the termination of employment with Avnet, without the written consent of an officer authorized to act in the matter by the Board of Directors of Avnet, directly or indirectly, on Phillips’s behalf or on behalf of any person or entity, induce or attempt to induce any employee of Avnet or any subsidiary or affiliate of Avnet (collectively the “Avnet Group”) or any individual who was an employee of the Avnet Group during the one (1) year prior to the date of such inducement, to leave the employ of the Avnet Group or to become employed by any person other than members of the Avnet Group or offer or provide employment to any such employee.

4. Definitions:

The words and phrases set forth below shall have the meanings as indicated:

4.1 Confidential Information. That confidential business information of Avnet, whether or not discovered, developed, or known by Phillips as a consequence of his employment with Avnet. Without limiting the generality of the foregoing, Confidential Information shall include information concerning customer identity, needs, buying practices and patterns, sales and management techniques, employee effectiveness and compensation information, supply and inventory techniques, manufacturing processes and techniques, product design and configuration, market strategies, profit and loss information, sources of supply, product cost, gross margins, credit and other sales terms and conditions. Confidential Information shall also include, but not be limited to, information contained in Avnet’s manuals, memoranda, price lists, computer programs (such as inventory control, billing, collection, etc.) and records, whether or not designated, marked or otherwise identified by Avnet as Confidential Information.

4.2 Developments. Those inventions, discoveries, improvements, advances, methods, practices and techniques, concepts and ideas, whether or not patentabIe, relating to Avnet’s present and prospective activities and products.

5. Developments, Confidential Information and Related Materials:

5.1 Assignment of Developments. Any and all Developments developed by Phillips (acting alone or in conjunction with others) during the period of Phillips’s employment hereunder shall be conclusively presumed to have been created for or on behalf of Avnet (or Avnet’s subsidiary or affiliate for which Phillips is working) as part of Phillips’s obligations to Avnet hereunder. Such Developments shall be the property of and belong to Avnet (or Avnet’s subsidiary or affiliate for which Phillips is working) without the payment of consideration therefor in addition to Phillips’s compensation hereunder, and Phillips hereby transfers, assigns and conveys all of Phillips’s right, title and interest in any such Developments to Avnet (or Avnet’s subsidiary or affiliate for which Phillips is working) and agrees to execute and deliver any documents that Avnet deems necessary to effect such transfer on the demand of Avnet.

5.2 Restrictions on Use and Disclosure. Phillips agrees not to use or disclose at any time after the date hereof, except with the prior written consent of an officer authorized to act in the matter by the Board of Directors of Avnet, any Confidential Information which is or was obtained or acquired by Phillips while in the employ of Avnet or any subsidiary or affiliate of Avnet, provided, however, that this provision shall not preclude Phillips from (i) the use or disclosure of such information which presently is known generally to the public or which subsequently comes into the public domain, other than by way of disclosure in violation of this Agreement or in any other unauthorized fashion, or (ii) disclosure of such information required by law or court order, provided that prior to such disclosure required by law or court order Phillips will have given Avnet three (3) business days’ written notice (or, if disclosure is required to be made in less than three (3) business days, then such notice shall be given as promptly as practicable after determination that disclosure may be required) of the nature of the law or order requiring disclosure and the disclosure to be made in accordance therewith.

5.3 Return of Documents. Upon termination of Phillips’s employment with Avnet, Phillips shall forthwith deliver to the Vice President of Human Resources of Avnet all documents, customer lists and related documents, price and procedure manuals and guides, catalogs, records, notebooks and similar repositories of or containing Confidential Information and/or Developments, including all copies then in his possession or control whether prepared by him or others.

6. Miscellaneous:

6.1 Consent to Arbitration. Except for the equitable relief provisions set forth in Section 6.2 below, Avnet and Phillips agree to arbitrate any controversy or claim arising out of this Agreement or otherwise relating to Phillips’s employment or the termination of employment or this Agreement, in accordance with the provisions of the Mutual Agreement to Arbitrate Claims, a copy of which is annexed hereto as Exhibit A.

6.2 Equitable Relief. Phillips acknowledges that any material breach of any of the provisions of Sections 3 and/or 5 would entail irreparable injury to Avnet’s goodwill and jeopardize Avnet’s competitive position in the marketplace or Confidential Information, or both, and that in addition to Avnet’s other remedies, Phillips consents and Avnet shall be entitled, as a matter of right, to an injunction issued by any court of competent jurisdiction restraining any breach of Phillips and/or those with whom Phillips is acting in concert and to other equitable relief to prevent any such actual, intended or likely breach.

6.3 Survival. The provisions of Sections 3.2, 3.3, 4, 5, and 6 shall survive the termination of Phillips’s employment hereunder.

6.4 Interpretation. If any court of competent jurisdiction or duly constituted arbitration panel shall refuse to enforce any or all of the provisions hereof because they are more extensive (whether as to geographic scope, duration, activity, subject or otherwise) than is reasonable, it is expressly understood and agreed that such provisions shall not be void, but that for the purpose of such proceedings and in such jurisdiction, the restrictions contained herein shall be deemed reduced or limited to the extent necessary to permit enforcement of such provisions.

6.5 Succession. This Agreement shall extend to and be binding upon Phillips, his legal representatives, heirs and distributees and upon Avnet, its successors and assigns.

6.6 Entire Agreement. This Agreement and the Exhibits hereto contain the entire agreement of the parties with respect to their subject matter and no waiver, modification or change of any provisions hereof shall be valid unless in writing and signed by the parties against whom such claimed waiver, modification or change is sought to be enforced.

6.7 Waiver of Breach. The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any other term or condition of this Agreement.

6.8 Notices. All notices pursuant to this Agreement shall be in writing and shall be given by registered or certified mail, or the equivalent, return receipt requested, addressed to the parties hereto at the addresses set forth above, or to such address as may hereafter be specified by notice in writing in the same manner by any party or parties.

6.9 Headings. Except for the headings in Section 4, the headings of the sections and subsections are inserted for convenience only and shall not be deemed to constitute a part hereof or to affect the meaning thereof.

6.10 Choice of Law. This Agreement shall be governed by the laws of Arizona, without regard to the conflict of laws provisions thereof.

IN WITNESS WHEREOF, parties have executed this Agreement effective as of the day and year first above written.

AVNET, INC.

By /s/ Roy Vallee
Roy Vallee
Chief Executive Officer

/s/ Steve Phillips

STEVE PHILLIPS

EXHIBIT A

MUTUAL AGREEMENT TO ARBITRATE CLAIMS

I recognize that differences may arise between Avnet, Inc. (“the Company”) and me during or following my employment with the Company, and that those differences may or may not be related to my employment. I understand and agree that by entering into this Agreement to Arbitrate Claims (“Agreement”), I anticipate gaining the benefits of a speedy, impartial dispute-resolution procedure.

Except as provided in this Agreement, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings pursuant to this Agreement. To the extent that the Federal Arbitration Act is inapplicable, applicable state law pertaining to agreements to arbitrate shall apply.

I understand that any reference in this Agreement to the Company will be a reference also to all divisions, subsidiaries and affiliates of the Company. Additionally, except as otherwise provided herein, any reference to the Company shall also include all benefit plans; the benefit plans’ sponsors, fiduciaries, administrators, affiliates; and all successors and assigns of any of them.

CLAIMS COVERED BY THE AGREEMENT

The Company and I mutually consent to the resolution by arbitration of all claims or controversies (“claims”), whether or not arising out of my employment (or its termination), which the Company may have against me or that I may have against the Company or against its officers, directors, employees or agents in their capacity as such or otherwise. The claims covered by this Agreement include, but are not limited to, claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims; claims for discrimination and harassment (including, but not limited to, race, sex, sexual orientation, religion, national origin, age, marital status, medical condition, handicap or disability); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one); and claims for violation of any federal, state, or other governmental law, statute, regulation, or ordinance, except claims excluded in the section entitled “Claims Not Covered by the Agreement.”

Except as otherwise provided in this Agreement, both the Company and I agree that neither of us shall initiate nor prosecute any lawsuit or administrative action (other than an administrative charge of discrimination) in any way related to any claim covered by this Agreement.

CLAIMS NOT COVERED BY THE AGREEMENT

Claims I may have for workers’ compensation or unemployment compensation benefits are not covered by this Agreement.

Also not covered are claims by the Company for injunctive and/or other equitable relief including, but not limited to, claims for injunctive and/or other equitable relief for unfair competition and/or the use and/or unauthorized disclosure of trade secrets or confidential information, as to which I understand and agree that the Company may seek and obtain relief from a court of competent jurisdiction.

REQUIRED NOTICE OF ALL CLAIMS AND STATUTE OF LIMITATIONS

The Company and I agree that the aggrieved party must give written notice of any claim to the other party within one (1) year of the date the aggrieved party first has knowledge of the event giving rise to the claim; otherwise the claim shall be void and deemed waived, even if there is a federal or state statute of limitations which would have given more time to pursue the claim.

Written notice to the Company, or its officers, directors, employees or agents, shall be sent to its President at the Company’s then-current address. I will be given written notice at the last address recorded in my personnel file.

The written notice shall identify and describe the nature of all claims asserted and the facts upon which such claims are based. The notice shall be sent to the other party by certified or registered mail, return receipt requested.

DISCOVERY

Each party shall have the right to take the deposition of one individual and any expert witness designated by another party. Each party also shall have the right to propound requests for production of documents to any party. Additional discovery may be had only where the panel of arbitrators selected pursuant to this Agreement so orders, upon a showing of substantial need.

At least thirty (30) days before the arbitration, the parties must exchange lists of witnesses, including any expert, and copies of all exhibits intended to be used at the arbitration.

SUBPOENAS

Each party shall have the right to subpoena witnesses and documents for the arbitration.

ARBITRATION PROCEDURES

The Company and I agree that, except as provided in this Agreement, any arbitration shall be in accordance with the then-current Model Employment Arbitration Procedures of the American Arbitration Association (“AAA”) before a panel of three arbitrators who are licensed to practice law in the state where the arbitration is to take place (“the Panel”). The arbitration shall take place in or near the city in which I am or was last employed by the Company.

The Panel shall apply the substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or federal law, or both, as applicable to the claim(s) asserted: The Federal Rules of Evidence shall apply. The Panel, and not any federal, state, or local court of agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including but not limited to any claim that all or any part of this Agreement is void or voidable. The Panel shall render an award and opinion in the form typically rendered in labor arbitrations. The arbitration shall be final and binding upon the parties.

The Panel shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person, as the Panel deems necessary. The Panel shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.

Either party, at its expense, may arrange for and pay the cost of a court reporter to provide a stenographic record of proceedings.

ARBITRATION FEES AND COSTS

The Company and I shall equally share the fees and costs of the Panel. Each party shall pay for its own costs and attorneys’ fees, if any. However, if any party prevails on a statutory claim that affords the prevailing party attorneys’ fees, or if there is a written agreement providing for fees, the Panel may award reasonable fees to the prevailing party.

INTERSTATE COMMERCE

I understand and agree that the Company is engaged in transactions involving interstate commerce and that my employment involves such commerce.

REQUIREMENTS FOR MODIFICATION OR REVOCATION

This Agreement to arbitrate shall survive the termination of my employment. It can only be revoked or modified by a writing signed by me and an officer of the Company that specifically states an intent to revoke or modify this Agreement.

SOLE AND ENTIRE AGREEMENT

This is the complete agreement of the parties on the subject of arbitration of disputes, except for any arbitration agreement in connection with any pension or benefit plan. This Agreement supersedes any prior or contemporaneous oral or written understanding on the subject. No party is relying on any representations, oral or written, on the subject of the effect, enforceability or meaning of this Agreement, except as specifically set forth in this Agreement.

CONSTRUCTION

If any provision of this Agreement is adjudged to be void or otherwise unenforceable, in whole or in part, such adjudication shall not affect the validity of the remainder of the Agreement.

CONSIDERATION

The promises by the Company and by me to arbitrate differences, rather than litigate them before courts or other bodies, provide consideration for each other.

NOT AN EMPLOYMENT AGREEMENT

This Agreement is not, and shall not be construed to create, any contract of employment, express or implied. Nor does this Agreement in any way alter the “at-will” status of my employment.

VOLUNTARY AGREEMENT

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT, THAT I UNDERSTAND ITS TERMS, THAT ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN THE COMPANY AND ME RELATING TO THE SUBJECTS COVERED IN THE AGREEMENT ARE CONTAINED IN IT, AND THAT I HAVE ENTERED INTO THE AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE COMPANY OTHER THAN THOSE CONTAINED IN THIS AGREEMENT ITSELF.

I UNDERSTAND THAT BY SIGNING THIS AGREEMENT I AM GIVING UP MY RIGHT TO A JURY TRIAL.

I FURTHER ACKNOWLEDGE THAT I HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH MY PRIVATE LEGAL COUNSEL AND HAVE AVAILED MYSELF OF THAT OPPORTUNITY TO THE EXTENT I WISH TO DO SO.

EMPLOYEE	AVNET, INC.
Steve Phillips Date:	Roy Vallee Chief Executive Officer Date: